Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated March 1, 2010, relating to the financial statements and financial statement schedules of PHH Corporation, and the effectiveness of PHH Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of PHH Corporation for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
November 3, 2010